Exhibit 99.1

Digi International Reports First Fiscal Quarter 2014 Results

(Minneapolis, MN, January 23, 2014) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $47.3 million for the first fiscal quarter of 2014, compared with $47.0 million for the first fiscal quarter of 2013, an increase of $0.3 million, or 0.7%. Net income for the first fiscal quarter of 2014 was $0.7 million, or $0.03 per diluted share, compared to $1.2 million, or $0.05 per diluted share, in the prior year comparable quarter. Revenue for the first fiscal quarter of 2013 included only two months of revenue from CRM services of our Etherios division, which was acquired on October 31, 2012.
First fiscal quarter 2014 revenue and earnings per diluted share were below management’s guidance for the quarter. Revenue and gross margin performance were less than anticipated in both products and services. Product revenue was lower than anticipated primarily due to delays in purchases from certain customers that were expected during the quarter. Service revenue, while posting solid year-over-year growth compared to the first fiscal quarter of 2013, was lower than anticipated primarily due to work interruptions in two customer projects.
“Company revenue did not meet expectations due to some customer push-outs," said Joe Dunsmore, Chairman and Chief Executive Officer. "Growth products and services increased 5.9% over the prior year highlighted by strength in our cellular product line. We remain excited about our long-term prospects in the Internet of Things marketplace."
Business Results for the Three Months Ended December 31, 2013
Product net sales for the first fiscal quarter of 2014 were $42.0 million, compared to product net sales of $43.0 million for the first fiscal quarter of 2013, a decrease of $1.0 million, or 2.4%. Revenue from growth hardware products in the first fiscal quarter of 2014 was $22.1 million, compared to $21.9 million in the first fiscal quarter of 2013, an increase of $0.2 million, or 0.7%. Revenue from mature hardware products was $19.9 million in the first fiscal quarter of 2014, compared to $21.1 million in the first fiscal quarter of 2013, a decrease of $1.2 million, or 5.7%.
Revenue from our service offerings, which are part of our growth portfolio, was $5.3 million in the first quarter of fiscal 2014, compared to $4.0 million in the year ago comparable quarter, an increase of $1.3 million, or 35.1%.
Revenue in North America was $29.4 million in the first fiscal quarter of 2014, compared to $27.0 million in the first fiscal quarter of 2013, an increase of $2.4 million, or 9.0%. Revenue in EMEA (Europe, Middle East and Africa) was $11.6 million in the first fiscal quarter of 2014, compared to $12.0 million in the comparable quarter a year ago, a decrease of $0.4 million, or 3.2%. Revenue in the Asia Pacific region was $5.1 million in the first fiscal quarter of 2014, compared to $6.5 million in the first fiscal quarter of 2013, a decrease of $1.4 million, or 21.9%. Latin American revenue was $1.2 million in the first fiscal quarter of 2014, compared to $1.5 million in the comparable quarter a year ago, a decrease of $0.3 million, or 19.7%.
Gross profit was $22.9 million in the first fiscal quarter of 2014, compared to $24.5 million in the same period of the prior year, a decrease of $1.6 million. The gross margin was 48.4% in the first fiscal quarter of 2014, compared to 52.1% in the first fiscal quarter of 2013.  The gross margin was lower in the first fiscal quarter of 2014 than in the comparable period a year ago, primarily due to lower gross margins from services net sales, as well as other unfavorable product mix. The decrease in gross margins from services was primarily related to lower than anticipated CRM services revenue and a resulting underutilization of consulting labor that had been retained for the expected demand for these services.
Total operating expenses in the first fiscal quarter of 2014 were $22.3 million, or 47.1% of revenue, compared to $22.8 million, or 48.6% of revenue, in the first fiscal quarter of 2013.  The decrease in operating expenses in the first fiscal quarter of 2014 compared to the same quarter of the prior year primarily is due to cost containment measures that were put in place to achieve targeted expense levels.

Digi International Reports First Fiscal Quarter 2014 Results

Net income was $0.7 million in the first fiscal quarter of 2014, or $0.03 per diluted share, compared to $1.2 million, or $0.05 per diluted share, in the first fiscal quarter of 2013. Net income in the first fiscal quarter of 2014 included a tax benefit of $0.2 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for the expiration of the statutes of limitation for various U.S. jurisdictions. Net income in the first fiscal quarter of 2013 included a tax benefit of $0.1 million, or $0.01 per diluted share, resulting from the reversal of tax reserves for the expiration of the statutes of limitation for various U.S. and foreign jurisdictions.
Earnings before interest, taxes, depreciation and amortization in the first fiscal quarter of 2014 were $2.6 million, or 5.4% of net sales, compared to $3.7 million, or 7.9% of net sales in the first fiscal quarter of 2013.
Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $107.8 million at December 31, 2013, an increase of $2.1 million over the comparable balance at September 30, 2013. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At December 31, 2013, Digi’s current ratio was 7.8 to 1 compared to 7.0 to 1 at September 30, 2013.
First Fiscal Quarter 2014 Business Highlights:
Corporate Updates

•
In November 2013, Digi International welcomed Jeff Liebl to the executive leadership team as Chief Marketing Officer. A Silicon Valley veteran, Mr. Liebl brings 20 years of B2B marketing leadership experience and a track record of growing high-technology companies. His diverse industry background includes working with corporations across enterprise networking, wireless telecommunications hardware and software, predictive analytics and cloud-based software as a service.

•
Digi/Etherios had a significant presence at Dreamforce, held in San Francisco on November 18 - 21. Organized by Salesforce.com, Dreamforce is the biggest cloud computing event of the year, where 120,000 participants gathered. In addition, Etherios successfully deployed a Twitter-connected Internet of Things web application during the conference. The conference shuttle bus tracker application was incorporated directly in the official Dreamforce Mobile app, which allowed attendees to create customized routes to and from the show, view conference shuttle arrival times, track shuttle locations in real-time, and even interact with the “chatty” shuttles themselves on Twitter. The project showed attendees a real-world example of what’s possible when you make machines more intelligent, connect them to each other and the cloud, and give them a way to communicate.

First Fiscal Quarter 2014 Growth Product Wins

•	The Port Authority of Allegheny County will use our TransPort® WR21 cellular router for computer-aided dispatch and automatic vehicle location on transit buses for the greater Pittsburgh area.

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CEIVA Energy offers utility companies a way to engage with their customers by delivering energy information directly into their lives in a meaningful way. Their flagship product, the CEIVA Homeview, has integrated our ZigBee SE into a display that shows energy usage by gathering data from a ZigBee SE meter. CEIVA Homeview’s mobile apps also deliver remote home monitoring and control. This combined with Entryway’s residential demand response system and CEIVA’s award winning Picture Management service deliver an end-to-end solution for utilities.

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LumiGrow, the leading provider of smart horticultural lighting solutions, services 1,200+ commercial and institutional installations and has developed a smart light control system, SmartPar, to optimize plant growth in greenhouses with our XBee-PRO® ZB Zigbee wireless communication modules.

•
Leadership in the cell tower monitoring space has created opportunities in adjacent markets including tower obstruction lighting, tower generator power management and monitoring and tower premise security. International Tower Lighting, LLC (www.itl-llc.com) selected the Digi TransPort® WR21 cellular router for their ITL Tower Light Monitoring Systems.

Digi International Product Releases

•
Wireless Vehicle Adaptor (WVA) - Digi International launched the Wireless Vehicle Bus Adapter (WVA), a plug-in device that drives the next generation of vehicle telematics by providing easy access to vehicle data via

Digi International Reports First Fiscal Quarter 2014 Results

Wi-Fi and web services. The low-cost solution utilizes the technology of the driver’s smart-phone or tablet applications to create a complete Commercial Vehicle Telematics platform. The WVA installs in minutes by connecting directly into the diagnostic port of the vehicle.

•
XBee® Wi-Fi Cloud Kit Brings the Internet of Things to Everyone - The XBee Wi-Fi Cloud Kit enables anyone to build, connect and control their own Internet of Things. Built around Digi’s new XBee Wi-Fi module, which wirelessly connects devices to the cloud, the kit integrates with Device Cloud by Etherios™ using a sample internet-based application, and includes a new development board with sensors, actuators, a USB cable and a variety of electronic prototyping parts for creating custom circuits. Recognized as one of the fastest and easiest ways to explore and develop devices and circuits that connect to the Internet of Things, the kit won an Editor’s Choice ribbon at World Maker Faire New York.

•
Digi Connect® Tank - In November, Digi International launched Digi Connect Tank, a cost-effective solution for wireless monitoring and control of single remote tanks. The fully integrated, cellular-enabled remote tank-level monitoring solution for single tanks, totes and containers, helps companies manage assets efficiently and cost-effectively through up-to-the-minute tank level and location data. Automated tank data and real-time monitoring and analytics reduce the cost of manual inspections and tighten supply chain.

Digi International Reports First Fiscal Quarter 2014 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	Three months ended December 31,
	2013		2012
		% of net sales		% of net sales
Net sales	$47,322	100.0%	$46,991	100.0%
Net income	688	1.5%	1,230	2.6%
Interest income, net	(43)	(0.1)%	(52)	(0.1)%
Income tax provision	76	0.2%	618	1.3%
Depreciation and amortization	1,849	3.9%	1,919	4.1%
Earnings before interest, taxes, depreciation and amortization*	$2,570	5.4%	$3,715	7.9%
*Percentages presented may not add due to use of rounded numbers.

Guidance
For the second fiscal quarter of 2014, Digi projects revenue in a range of $45 million to $48 million with a most likely revenue of approximately $46 million. Digi projects net income per diluted share to be in a range of $0.00 to $0.03 for the second fiscal quarter of 2014. For fiscal 2014, Digi now projects annual revenue in a range of $195 million to $205 million with a most likely annual revenue of approximately $198 million. Digi now projects annual net income per diluted share to be in a range of $0.19 to $0.31. This update in annual guidance primarily is driven by a reduction in forecasted product purchases from certain customers. In addition, while we expect services to deliver solid year-over-year growth, Digi now projects this growth to be lower than previously forecasted.
First Fiscal Quarter 2014 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, January 23, 2014 after market close at 5:00 p.m. EST (4:00 p.m. CST), to join the call by dialing (866) 515-2913 and entering passcode 40442045. International participants may access the call by dialing (617) 399-5127 and entering passcode 40442045. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 59503607 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
About Digi International
Digi International is the M2M solutions expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.), or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, anticipated product usage by customers, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees

Digi International Reports First Fiscal Quarter 2014 Results

of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2013 and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that the presentation of EBITDA as a percentage of net sales is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is also used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Int'l.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2013	2012
Net sales:
Product	$41,989	$43,043
Service	5,333	3,948
Total net sales	47,322	46,991
Cost of sales:
Cost of product	20,263	20,126
Cost of service	4,151	2,386
Total cost of sales	24,414	22,512
Gross profit	22,908	24,479
Operating expenses:
Sales and marketing	10,219	10,274
Research and development	7,257	7,417
General and administrative	4,723	5,116
Restructuring charges, net	81	—
Total operating expenses	22,280	22,807
Operating income	628	1,672
Other income, net:
Interest income	43	52
Other income, net	93	124
Total other income, net	136	176
Income before income taxes	764	1,848
Income tax provision	76	618
Net income	$688	$1,230
Net income per common share:
Basic	$0.03	$0.05
Diluted	$0.03	$0.05
Weighted average common shares:
Basic	25,716	26,188
Diluted	26,229	26,434

Digi International Reports First Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended December 31,
	2013	2012
Net income	$688	$1,230
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	343	(289)
Change in net unrealized gain on investments	38	2
Less income tax provision	(15)	(1)
Other comprehensive income (loss), net of tax	366	(288)
Comprehensive income	$1,054	$942

Digi International Reports First Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2013	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$50,470	$41,320
Marketable securities	47,341	47,006
Accounts receivable, net	23,788	26,829
Inventories	30,479	26,140
Deferred tax assets	3,499	3,174
Other	5,150	4,835
Total current assets	160,727	149,304
Marketable securities, long-term	9,983	17,389
Property, equipment and improvements, net	13,866	13,910
Identifiable intangible assets, net	9,050	9,728
Goodwill	103,918	103,569
Deferred tax assets	5,954	5,832
Other	244	221
Total assets	$303,742	$299,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,040	$8,906
Accrued compensation	6,493	7,410
Accrued warranty	1,013	1,063
Other	3,153	3,911
Total current liabilities	20,699	21,290
Income taxes payable	3,625	3,903
Deferred tax liabilities	376	415
Other noncurrent liabilities	114	79
Total liabilities	24,814	25,687

Total stockholders’ equity	278,928	274,266
Total liabilities and stockholders’ equity	$303,742	$299,953

Digi International Reports First Fiscal Quarter 2014 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2013	2012
Operating activities:
Net income	$688	$1,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	897	848
Amortization of identifiable intangible assets	952	1,071
Stock-based compensation	1,023	955
Excess tax benefits from stock-based compensation	(20)	(28)
Deferred income tax benefit	(506)	(542)
Bad debt/product return provision	22	221
Inventory obsolescence	229	250
Restructuring charges, net	81	—
Other	102	38
Changes in operating assets and liabilities (net of acquisition)	(3,805)	(1,755)
Net cash (used in) provided by operating activities	(337)	2,288
Investing activities:
Purchase of marketable securities	—	(9,873)
Proceeds from maturities of marketable securities	7,109	17,473
Acquisition of business, net of cash acquired	—	(12,919)
Purchase of property, equipment, improvements and certain other intangible assets	(975)	(1,427)
Net cash provided by (used in) investing activities	6,134	(6,746)
Financing activities:
Excess tax benefits from stock-based compensation	20	28
Proceeds from stock option plan transactions	2,813	169
Proceeds from employee stock purchase plan transactions	296	248
Purchases of common stock	—	(4,226)
Net cash provided by (used in) financing activities	3,129	(3,781)
Effect of exchange rate changes on cash and cash equivalents	224	3
Net increase (decrease) in cash and cash equivalents	9,150	(8,236)
Cash and cash equivalents, beginning of period	41,320	60,246
Cash and cash equivalents, end of period	$50,470	$52,010

Supplemental schedule of non-cash investing activities:
Issuance of common stock for business acquisition	$—	$6,804